Exhibit 99.1

NUTRIBAND INC ANOUNCES THE ACQUISITION OF ADVANCED HEALTH BRANDS INC. AND TD THERAPEUTICS INC.

Oviedo, Fla. – May 22, 2017 – Nutriband Inc., a Nevada Corporation, is pleased to announce the signing of the acquisition agreement with Advanced Health Brands Inc. on May 22, 2017. According to the agreement Nutriband Inc. will acquire 100% of Advanced Health Brands Inc. and TD Therapeutics in exchange for 5,000,000 common shares of Nutriband Inc.

TD Therapeutics will now become Nutriband Life Sciences, A Pharmaceutical division of Nutriband Inc. with a focus on cardiovascular disease, metabolic disorders, cancer therapies and diagnostics.

 Advanced Health Brands, is a U.S. based nutritional supplement / OTC company. Along with its sister company TD Therapeutics, a U.S. based pharmaceutical company we are creating an impressive platform to develop supplements for wellness and balanced living as well as medicines to treat diseases in multiple areas of medicine. We are focused on enhancing lives through the development, research and marketing of innovative therapeutic solutions and drug delivery systems.

Advanced Health Brands Inc. is also the holder of the following provisional patents.

1.	Transdermal drug delivery system to address lipid regulating conditions. The primary cause of cardiovascular disease is atherosclerotic plaque formation due to abnormal lipid regulating conditions. (APP Number: 62455473, EFS ID 28280308).
2.	Transdermal drug delivery system to address infections caused by susceptible organisms. Most anti-infective agents require multiple doses in a 24 hour period and have extensive side effect profiles. Transdermal drug delivery systems provide a more patient friendly, efficient, and cost effective alternative for patients. (APP Number: 62455476, EFS ID 28280338).
3.	Transdermal drug delivery system (TDDS) to address gastroesophageal reflux disease. Gastroesophageal reflux disease (GERD) is a condition in which the digestive acid in the stomach comes in contact with the esophagus. The irritation caused by this disorder is known as heartburn. Longterm contact between gastric acids and the esophagus can cause permanent damage to the esophagus. Esomeprazole reduces the production of digestive acids, thus minimizing their effect on the esophagus. TDDS can reduce drug to drug interactions and can reduce potential side effects for patients. (APP Number: 62455487, EFS ID 28280365).
4.	Transdermal drug delivery system to address glycemic control individuals with type 2 diabetes and the widespread lipid abnormalities in the course of diabetes triggered dyslipidemia as hypercholesterolemia, hypertriglyceridemia, elevated LDL and decreased HDL. TDDS will provide a steady state treatment in order to provide better patient outcomes and better patient compliance. (APP Number: 62455500, EFS ID 28280411).
5.	Transdermal drug delivery system to address hypertension and widespread lipid abnormalities in the course of cardiovascular disease triggered by dyslipidemia as hypercholesterolemia, hypertriglyceridemia, elevated LDL and decreased HDL. Cardiovascular disease burden is increasing all over the world. Cardiovascular disease is the leading global cause of death, accounting for 17.3 million deaths per year, a number that is expected to grow to more than 23.6 million by 2030. (APP Number: 62455507, EFS ID 28280431).
6.	Transdermal drug delivery system to address the maintenance treatment of asthma and to relieve the symptoms of seasonal allergy. Researchers think nasal allergies affect about 50 million people in the United States. Allergies are increasing. They affect as many as 30 percent of adults and 40 percent of children. Allergic disease, including asthma, is the fifth leading chronic disease in the U.S. in people of all ages. It is the third most common chronic disease in children under 18 years old. (APP Number: 62455509, EFS ID 28280445).

Nutriband Inc. has appointed Ray Kalmar the President of Nutriband Inc. and to the Board of Directors. Mr Kalmar has over ten years experience in the pharmaceutical industry with a particular specialization in cardiovascular disease, infections disease and pulmonology.  Mr Kalmar has also had extensive experience in pharmaceutical IP, Bulk Chemical Supply (5 years) and pharmacognostics.  He received a Bachelor of Science, University of Central Florida. Mr Kalmar served 12 years with the United States Air Force as a combat medic.

Nutriband Inc. has appointed Paul Murphy as the Chief Operations Officer of Nutriband Inc. and to the Board Of Directors. Mr Murphy has over ten years experience in the Bulk Chemical Compounding market.  He was the Regional Sales Manager within the territories of Michigan, Indiana, Ohio, Illinois, Wisconsin, Tennessee and Kentucky for over 5 years.  Mr Murphy has over ten years experience as a CAD cleanroom specialist with consulting knowledge in USP 795, USP 797 and USP 800 compounding regulation.  He also has 5 years experience within the Outsourcing Facility (503B) market and specializes in cGMP guidelines for manufacturing.  He has a further 4 years consulting experience within the compounding market and 4 years orthopedic surgery experience.  Mr. Murphy received Bachelor of Science, Marketing at Central Michigan University.

Nutriband Inc.

Nutriband

Nutriband is a unique, result’s driven, health and pharmaceutical Company based in Orlando Florida.  Unlike traditional health product companies, Nutriband found its start by spotting and targeting a gross and virtually unexplored niche in the supplement market through its method of ingredient delivery. All Nutriband products are based around the science of transdermal / Topical technologies. From what started in only Supplements, Nutriband has now also developed an impressive platform to develop drugs and diagnostics that treat diseases in many areas of medicine. www.nutriband.com

About Our Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements containing the words “believes”, “anticipates”, “expects” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve both known and unknown risks and uncertainties. Our actual results may differ materially from those anticipated in our forward-looking statements as a result of a number of factors, including our ability to create, sustain, manage or forecast our growth; our ability to attract and retain key personnel; changes in our business strategy or development plans; competition; business disruptions; adverse publicity and international, national and local general economic and market conditions. Except as required by applicable law, we undertake no obligation to revise or update any of our forward-looking statements in order to reflect any event or circumstance that may arise after the date hereof.

For more information, contact:

Gareth Sheridan

CEO

Nutriband Inc.

407 880-6810

info@nutriband.com

www.nutriband.com